Exhibit 5.1

March 26, 2021

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to NextDecade Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder for the registration of an aggregate of 431,487 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company, of which (i) 139,187 (the “Newly-Issued Shares”) are issuable pursuant to the NextDecade Corporation 2017 Omnibus Incentive Plan (the “Plan”) and (ii) 292,300 were previously issued to officers and employees of the Company pursuant to the Plan (the “Resale Shares” and, together with the Newly-Issued Shares, the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (iii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iv) the Company’s stock ledger; (v) corporate actions of the Company’s Board of Directors and the Compensation Committee thereof relating to the issuance of the Shares and the Registration Statement and (vi) the Plan, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (vi) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued or treasury shares of Common Stock at the time of each issuance or delivery of a Newly-Issued Share under the Plan; (b) the Newly-Issued Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (c) the issuance or distribution of each Newly-Issued Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Newly-Issued Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the applicable award agreement thereunder); (f) prior to the issuance or delivery of any Newly-Issued Shares under the Plan, the Company’s Board of Directors will duly authorize each award granted under the Plan, pursuant to an award agreement and in accordance with the DGCL and the Plan; and (g) that the reacquisition of the Shares by the Company following the Shares’ initial issuance complied in all respects with the DGCL and any other law, rule or regulation applicable to the Company or its securities. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that (i) the Newly-Issued Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plan and, when, and if, issued pursuant to the terms of the Plan and the applicable award agreement, will be validly issued, fully paid, and non-assessable and (ii) the Resale Shares have been validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP